Exhibit 99.2

DLTx ASA: Nasdaq listed BMAQ acquires DLTx blockchain assets

NOT FOR DISTRIBUTION OR RELEASE, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO THE UNITED STATES OF AMERICA (INCLUDING ITS TERRITORIES AND POSSESSIONS, ANY STATE OF THE UNITED STATES OF AMERICA AND THE DISTRICT OF COLUMBIA) (THE "UNITED STATES"), AUSTRALIA, CANADA, THE HONG KONG SPECIAL ADMINISTRATIVE REGION OF THE PEOPLE'S REPUBLIC OF CHINA OR JAPAN, OR ANY OTHER JURISDICTION IN WHICH THE DISTRIBUTION OR RELEASE WOULD BE UNLAWFUL. THIS ANNOUNCEMENT DOES NOT CONSTITUTE AN OFFER OF ANY OF THE SECURITIES DESCRIBED HEREIN. HIGHLIGHTS

•	Blockchain Moon Acquisition Corp (BMAQ), a Nasdaq-listed SPAC acquires all of DLTx’s Web 3 infrastructure assets and distributed ledger technology investments
•	The transaction values the assets at USD 106.6m and the combined company is anticipated to have implied enterprise value of approximately USD 163.35m
•	The current market cap of DLTx is approximately USD 20 million
•	The transaction will be settled in BMAQ shares, a substantial portion of which to be distributed to DLTx shareholders, and upon distribution such shares shall be freely tradeable on Nasdaq
•	DLTx will after the transaction continue as a listed entity under a different name, focusing on investments in technology companies with disruptive, green and sustainable business models

(Oslo, 15 October 2022) DLTx ASA (DLTx, OSE:DLTX) today announces the agreement with Blockchain Moon Acquisition Corp (BMAQ), a Special Purpose Acquisition Company (SPAC) listed on the Nasdaq Global Market (Nasdaq), through which BMAQ will acquire all of DLTx’s distributed ledger technology assets, including all of its Web 3 infrastructure assets for consideration of approximately 10.6 million BMAQ shares, subject to adjustment as set forth in the business combination agreement. DLTx will after the transaction continue as a listed company under a new name, focusing on investments in disruptive green-tech companies.

“We are pleased to announce this transformational agreement with BMAQ which underlines the quality, value and potential of the DLTx portfolio. The offer implies a significant premium to the current market capitalization of DLTx. We are confident that BMAQ is the right home for our portfolio of blockchain companies. The DLTx assets will now be able to build their position as be part of a strong blockchain ecosystem with potential to accelerate the development of the companies even further,” says CEO of DLTx Thomas Christensen.

DLTx has entered into an agreement with BMAQ for the sale of the company’s blockchain assets. The acquisition will be settled with approximately 10.6 million BMAQ shares, subject to adjustment as set forth in the business combination agreement. This implies an equity value of the DLTx assets that will be divested of approximately USD 106.6 million, which equals NOK 1,132,092,000 or NOK 15.9 per issued share in DLTx as of the date hereof. By way of comparison, the closing price for the DLTx share on Oslo Børs on 14 October 2022 was NOK 2.86. See the full presentation of the transaction under Business Combination below.

DLTx will continue its listing on Oslo Børs under a new name and new ticker after closing of the transaction. The company will pursue business combinations with companies focusing on disruptive and sustainable business models. The balance sheet will also include DLTx's outstanding receivables of approximately USD 4.34 million towards Ambershaw Metallics Inc. and Eardley Settlement Ltd., which are connected to the company's legacy investment in Ambershaw Metallics. A substantial portion of the consideration shares in BMAQ will be distributed to DLTx’s shareholders following the completion of the transaction. DLTx will distribute BMAQ shares to its shareholders by way of repaying paid-in capital as far as possible.

The proposed transaction implies that DLTx is divesting all shares in its subsidiaries, including:

•	DSM Tech Enterprises and File Storage Partners, LLC
•	Distributed Ledger Technologies Ireland Limited DLTx Digital Assets
•	DLTx Cloud
•	DLTx Ventures
•	PalCapital Ventures

All distributed ledger technology investments (minority equity holdings and tokens) will be included in the sale save for certain of the existing securities in BMAQ. Investments currently held in DLTx will be moved to subsidiaries included in the transaction. The DLTx brand is included in the transaction, and DLTx will change its name prior to closing of the transaction.

“The blockchain economy and Web 3 can only thrive if there is infrastructure in place, DLTX is building that infrastructure and we look forward to working with DLTX management to execute that vision.”said Enzo Villani, Chairman and Chief Executive Officer of Blockchain Moon.

The special committee and the board of directors of BMAQ and the board of directors of DLTx have each approved the proposed transaction, which is expected to be completed in the summer of 2023, subject to, among other things, the approval by DLTx’s shareholders and Blockchain Moon’s stockholders, due diligence, delivery of a fairness opinion to the special committee of BMAQ’s board of directors and satisfaction or waiver of other customary closing conditions (please see further details below).

The press release from BMAQ is enclosed.

The transaction will be presented in a live webcast presentation by CEO Thomas Christensen on Monday 17 October 2022 at 12.00 CET and can be streamed at https://channel.royalcast.com/hegnarmedia/#!/hegnarmedia/20221017_1.

Further information about the Business Combination

The Transaction

DLTx, Blockchain Moon Acquisition Corp., a Delaware corporation (“BMAQ” or "Blockchain Moon"), Malibu Parent Inc., a Delaware corporation and wholly-owned subsidiary of BMAQ (“New BMAQ”), and Hermosa Merger Sub LLC, a Delaware limited liability company, ("Merger Sub") have on 14 October 2022 entered into a business combination agreement (the “Business Combination Agreement”) in which New BMAQ will acquire all of the distributed ledger technology assets of DLTx, including all Web 3 infrastructure assets (the "Transferred Business") in consideration for issuance of approximately 10.6 million shares of New BMAQ, as may be adjusted in accordance with the Business Combination Agreement ("Consideration Shares") (and such transaction, the "Transaction").

The Transaction values, as of the date hereof, (i) the Transferred Business at an implied initial enterprise value of USD 137 million, and a pre-money equity value of approximately USD 106.6 million ("Equity Value"), and (ii) each Consideration Share of USD 10 per Consideration Share.

The special committee and the board of directors of BMAQ and the board of directors of DLTx have each approved the Business Combination Agreement, including the proposed Transaction.

Certain major shareholders of DLTx representing an aggregate of approximately 29% of the votes in DLTx have also entered into customary shareholder support agreements, whereby the shareholders, among other things, undertake to vote in favor of approving the Transaction and other transactions contemplated by the Business Combination Agreement at the forthcoming shareholder meetings.

As of the date hereof, New BMAQ is a direct wholly owned subsidiary of BMAQ and Merger Sub is a direct wholly owned subsidiary of New BMAQ. Immediately prior to the completion of the Transaction ("Closing"), BMAQ will merge with Merger Sub with Merger Sub as the surviving company and Merger Sub will thereafter be a wholly owned subsidiary of New BMAQ, and in connection therewith the existing BMAQ equity will be converted into equity of New BMAQ. At the Closing, the Transferred Business will be transferred by DLTx to New BMAQ in consideration for issuance of the Consideration Shares. New BMAQ is anticipated to change its name to DLTx, Inc. and shall thereafter be listed on Nasdaq as the public entity for the combined company following the Transaction and is anticipated to trade under the ticker symbol DLTX.

Closing is expected to occur in the summer of 2023, subject to satisfaction or appropriate waiver of customary closing conditions, including:

•	DLTx’s shareholders and Blockchain Moon’s stockholders shall have duly approved the Transaction and the distribution of the Consideration Shares to the DLTx shareholders;
•	the New BMAQ shares shall be listed on Nasdaq;
•	After giving effect to the Transactions, New BMAQ shall have at least $5,000,001 of net tangible assets immediately after the Closing;
•	The special committee of the Board of Directors of BMAQ shall have received a Fairness Opinion in form and substance satisfactory to the BMAC cpecial committee in its discretion
•	The sum of the (a) aggregate cash proceeds available for release to New BMAQ from a trust account following redemption from BMAQ stockholders, plus (b) certain financing proceeds (if any) paid to New BMAQ or the DLTx subsidiaries, minus the aggregate amount of certain unpaid expenses allocated to New BMAQ related to the transactions contemplated by the Business Combination Agreement shall be equal to or greater than $10,000,000 ("Aggregate Cash Proceeds");

•	Delivery of certain closing deliverables, including a registration rights agreement, conveyance documentation and a restrictive covenant agreement from DLTx;
•	No material adverse effect of the Transferred Business; and
•	Accuracy of representations and warranties and compliance with covenants.

Further, the Business Combination Agreement may be terminated subject to customary termination provisions, and in any event if the Transaction has not been completed by 21 July 2023.

The Business Combination Agreement provides standard restrictive covenants until Closing, including non-solicitation undertakings in relation to soliciting and entertaining competing offers. Further, DLTx has agreed that its board will not withdraw its recommendation that shareholders vote in favor of the Transaction unless it receives a bona fide superior competing offer that satisfies certain criteria, subject to match rights of BMAQ. If the Transaction is not completed due to the DLTx board’s withdrawal of its recommendation of the Transaction, failure to receive DLTx shareholder approval in the event of a breach of certain of DLTx’s covenants or DLTx terminating the Business Combination Agreement to enter into an agreement for a superior offer, then DLTx shall reimburse Blockchain Moon for its reasonable and documented out-of-pocket expenses in connection with Transaction, in an amount not to exceed $7,500,000.

The Distribution

Following Closing of the Transaction, it has been agreed that DLTx shall as soon as reasonably possible propose to distribute at least 95% of the Consideration Shares to its shareholders (the "Distribution") subject to DLTx having sufficient distributable reserves and the USDNOK exchange rate. It is expected that, once distributed to DLTx shareholders, Consideration Shares will be freely tradeable on Nasdaq, save for certain Consideration Shares acquired by the shareholders who have executed shareholder support agreements.

Certain other terms related to the contemplated business combination

In connection with the Transaction, DLTx expects to terminate and exchange certain existing share options granted to certain key employees and board members into Consideration Shares.

Contemplated general meetings of DLTx

DLTx expects to call for extraordinary general meetings for the approval of inter alia (i) amendment of the share options and reduction of share capital in Q4 2022, (ii) the Transaction, change of company name and amendment of the Articles of Association following the registration statement/proxy statement filed by New BMAQ becoming effective, and (iii) the Distribution.

Certain information about BMAQ

Blockchain Moon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The management team of BMAQ consist of Enzo A. Villani, Chairman and Chief Executive Officer, and Wes Levitt, Chief Financial Officer. The independent directors consist of James Haft, John Jacobs, David Shafrir, Michael Terpin, Carl Johnson and John Hopkins.

The stockholders of BMAQ have the right to redeem all or a portion of their shares upon the Closing of the Transaction at a per-share price, payable in cash, equal to the aggregate amount then on deposit in a trust account as of two business days prior to the Closing date, including interest divided by the number of then issued and outstanding shares, subject to certain limitations. Holders of BMAQ common stock who elect to redeem their shares will therefore receive USD 10.00 plus any applicable interest per share at the Closing. Each holder of common stock of BMAQ who has not elected to redeem their shares will receive one share of common stock of New BMAQ upon Closing of the Transaction for each share of BMAQ common stock held immediately following the Closing.

Additional information about the proposed transaction, including a copy of the business combination agreement, will be included in a Current Report on Form 8-K filed by Blockchain Moon with the Securities and Exchange Commission (“SEC”) on October 17, 2022 (available at www.sec.gov).

Information about DLTx following closing of the Transaction and completion of the Distribution

DLTx expects to continue its listing on Oslo Børs under a new name and new ticker after Closing of the Transaction and completion of the Distribution. The board of directors of DLTx has resolved a new business plan and will pursue business combinations with companies focusing on disruptive and sustainable business models following Closing.

The current Norwegian management team (CEO Thomas Christensen, VP Strategy Roger Lund, CFO Kjell Hugo Aasland) will continue with DLTx at DLTx's current office in Oslo, while all other employees are comprised by the Transferred Business.

DLTx will retain bank deposits in NOK, units in BMAQ, and DLTx's outstanding term loan receivable in the principal amount of USD 2,842,042.51 to Ambershaw Metallics Inc. and the receivable under a promissory note of USD 1,500,000 made by Eardley Settlement Ltd. Upon consummation of the Transaction, DLTx will receive approximately 10.6 million Consideration Shares, a substantial portion of which will be distributed to its shareholders as described herein.

For further information, please contact:

DLTx

Thomas Christensen, CEO, +47 922 55 444

BMAQ:

Enzo Villani, CEO, evillani@bmac.group

About DLTx | www.dltx.com

DLTx is a vertically integrated technology company expanding Web3 by deploying blockchain infrastructure at scale across major global industries. We are decentralists who believe in the new economy that's powered by cryptographic digital assets. Our team has been at the forefront of developing and launching 10 of the most important protocols in the blockchain space including Ethereum, developed the first blockchain investment fund in 2014, built out massive scale mining infrastructure since 2015, and now operates the first publicly traded company focused on powering Web3.

This information is considered to be inside information pursuant to the EU Market Abuse Regulation (MAR) and is subject to the disclosure requirements pursuant to MAR article 17 and section 5 -12 of the Norwegian Securities Trading Act. This stock exchange release was published by Roger Lund, VP Strategy[], on [15] October 2022 at 00.00 CEST.

This release contains certain forward-looking statements within the meaning of the securities laws and regulations of various international, federal and state jurisdictions. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding the Transaction, future plans and objectives of DLTx or BMAQ are forward-looking statements that involve risk and uncertainties. There can be no assurances that such statements will prove to be accurate and actual results could differ materially from those anticipated in such statements.

Important Information about BMAC and Where to Find It

On October 4, 2022, Blockchain Moon filed a definitive proxy statement (the “Extension Proxy Statement”) for a special meeting of its stockholders to be held on October 19, 2022 to consider and act upon a proposal to extend the date (the “Termination Date”) by which Blockchain Moon must complete an initial business combination to January 21, 2023 (the “Charter Extension Date”) and to allow Blockchain Moon, without the need for another stockholder vote, to elect to extend the Termination Date to consummate a business combination on a monthly basis, up to six times, by an additional one month each time, after the Charter Extension Date, by resolution of Blockchain Moon’s board of directors (the “Extension Proposal”), if requested by Jupiter Sponsor LLC, a Delaware limited liability company and Blockchain Moon’s sponsor. The Extension Proxy Statement was mailed to Blockchain Moon stockholders of record as of September 27, 2022. Stockholders may obtain a copy of the Extension Proxy Statement at the SEC’s website (www.sec.gov).

Malibu Parent, Inc., a Delaware corporation and a newly formed subsidiary of Blockchain Moon (“New BMAQ”), intends to file a registration statement on Form S-4 with the SEC, which will include a prospectus with respect to New BMAQ securities to be issued in connection with the proposed Transaction and proxy statement with respect to Blockchain Moon’s stockholder meeting to vote on the proposed transaction (the “Business Combination Proxy Statement”). The Business Combination Proxy Statement will be sent to all Blockchain Moon stockholders. Blockchain Moon and New BMAQ also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Blockchain Moon are urged to read the Extension Proxy Statement, registration statement, Business Combination Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and securityholders will be able to obtain free copies of the Extension Proxy Statement, registration statement, the Business Combination Proxy Statement and all other relevant documents filed or that will be filed with the SEC by Blockchain Moon or New BMAQ through the website maintained by the SEC at www.sec.gov. The documents filed by Blockchain Moon or New BMAQ with the SEC also may be obtained free of charge upon written request to Blockchain Moon Acquisition Corp., 4651 Salisbury Road, Suite 400, Jacksonville, FL 32256.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PRESS RELEASE, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, including certain financial forecasts and projections. All statements other than statements of historical fact contained in this press release, including statements as to future results of operations and financial position, revenue and other metrics planned products and services, business strategy and plans, objectives of management for future operations of DLTx Inc., market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Blockchain Moon and its management, and DLTx and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement with respect to the proposed Transaction; (2) the outcome of any legal proceedings that may be instituted against DLTx, Blockchain Moon, the Company or others following the announcement of the proposed Transaction and any definitive agreements with respect thereto; (3) the inability to complete the proposed Transaction due to the failure to obtain approval of the stockholders of Blockchain Moon or the shareholders of DLTx, or to satisfy other closing conditions of the proposed Transaction; (4) changes to the proposed structure of the Transaction that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the proposed Transaction; (5) the ability to meet Nasdaq’s listing standards following the consummation of the Transaction; (6) the risk that the announcement and consummation of the proposed Transaction disrupts the current plans and operations of DLTx; (7) the inability to recognize the anticipated benefits of the proposed Transaction, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the proposed Transaction; (9) changes in applicable laws or regulations; (10) the possibility that DLTx or the Company may be adversely affected by other economic, business and/or competitive factors; (11) the inability to obtain PIPE financing; (12) the risk that the proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Blockchain Moon’s securities; (13) the risk that the proposed transaction may not be completed by Blockchain Moon’s business combination deadline and the failure to obtain an extension of the business combination deadline if sought by Blockchain Moon; (14) the impact of the COVID-19 pandemic, including any mutations or variants thereof, and its effect on business and financial conditions; (15) volatility in the markets caused by geopolitical and economic factors; and (16) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Blockchain Moon’s Form S-1 (File No. 333-259770), its most recent Quarterly Report on Form 10-Q and registration statement on Form S-4 that New BMAQ intends to file with the SEC, which will include a prospectus and proxy statement of Blockchain Moon, referred to as a proxy statement/prospectus, and other documents filed by Blockchain Moon from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Blockchain Moon nor DLTx gives any assurance that either Blockchain Moon or DLTx or the Company will achieve the expected results set forth in any forward-looking statements. Neither Blockchain Moon nor DLTx undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Participants in the Solicitation

Blockchain Moon, New BMAQ and DLTx and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Blockchain Moon’s stockholders in connection with the proposed transactions. Blockchain Moon’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and executive officers of Blockchain Moon from the proxy statement/prospectus included in the registration statement on Form S-4 to be filed by New BMAQ with the SEC in connection with the Transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Blockchain Moon’s stockholders in connection with the proposed Transaction will be set forth in the proxy statement/prospectus included in the registration statement on Form S-4 for the proposed Transaction to be filed by New BMAQ with the SEC in connection with the Transaction.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contacts:

DLTx - Media and Investor Relations Contact

Thomas Christensen: thomas@dltx.com

Dulce Mercado: dulce@dltx.com

Blockchain Moon Acquisition Corp. - Investor Relations Contact

Enzo Villani: evillani@bmac.group

Wes Levitt: wlevitt@bmac.group